                                                                   EXHIBIT 10.33

                     EMPLOYMENT AND STOCK OPTION AGREEMENT

This Employment and Stock Option Agreement ("Agreement") is entered into as of the 4th day of April, 1996 between Telco Communications Group, Incorporated, a Virginia corporation with principal offices at 4219 Lafayette Center Drive, Chantilly, VA 22021-1209 (the "Company") and Stephen G. Canton, an individual residing at 5017 Upton Street, Washington, D.C. 20016 (the "Executive").

Whereas, the Company desires to employ the Executive and the Executive desires to be employed by the Company, on the terms and subject to the conditions set forth herein.

                                  WITNESSETH:

Now, Therefore, in consideration of the mutual promises herein contained, the parties agree as follows:

1.   Employment

     (a) The Company hereby employs the Executive as the President of its Commercial Sales Division, an equivalent or a higher position, and the Executive hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth.

     (b) Executive shall be employed by the Company in a senior executive position. Such position shall (i) report directly to the Company's President and Chief Executive Officer, unless the Company's Board of Directors (the "Board") directs otherwise, but not with lower reporting responsibilities, and (ii) shall be a part of the Company's management committee. Executive agrees to perform such other or further duties consistent with his position as President of the Commercial Sales Division pursuant to the direction of the President and Chief Executive Officer or the Board; however, Executive shall not be required to relocate his residence by either direction of management or the Board, or through the nature of any of his duties required hereunder.

     (c) Attention and Effort. The Executive shall be required to devote his full business time, attention and effort to the Company's business and affairs and perform diligently such duties as are customarily performed by executives in similar positions with companies similar in character or size to the Company, all subject to the direction of the President and Chief Executive Officer and the Board, together with such other duties as may be reasonably requested from time to time by the Board, which duties shall be consistent with Section 1(a) and (b) as set forth above. The Executive agrees to use all of his skills and business judgment and render services to the best of his ability to serve the interests of the Company. Subject to the terms of Section 8, this shall not preclude Executive from serving on community and civic boards, participating in industry associations, or otherwise engaging in other activities which, in the Company's judgment, do not unreasonably interfere with his duties to the Company. Company specifically agrees that Executive is not precluded from equity ownership of privately held companies that do not compete with the Company.

     (d) Support Services. The Executive shall be entitled to all of the administrative, operational and facility support customary for a similarly situated executive. This support shall include, without limitation, a suitably appointed private office, a secretary or administrative assistant and payment of or reimbursement for reasonable cellular telephone expenses, business entertainment expenses, expenses of the Executive maintaining his professional license and standing and any and all other business expenses reasonably incurred on behalf of or in the course of performing duties for the Company, all in accordance with the expense reimbursement policies established generally from time to time by the Company. The Executive agrees to provide such documentation of these expenses as reasonably required.

2. Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement (the "Term") shall begin on the date hereof and shall continue through the fifth anniversary of the date hereof.

3. Compensation. Throughout the Term the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Section 3. If anything in this Agreement is in conflict with any plan or governing document of the Company, the terms of this Agreement shall have precedence.

     (a) The Company shall pay to the Executive at minimum. A "Base Salary," payable in accordance with the Company's usual pay practice (and in any event no less frequently than monthly), of $300,00 per annum, which Base Salary shall be subject to increase upon review annually by the Company's Board of Directors.

     (b) The Company at the discretion of the Board, shall pay to the Executive bonus compensation for each fiscal year, or part thereof that he is employed by the Company, in a manner generally available to senior executive officers of the Company. Nevertheless, the performance objective specified in Section 6. of this Agreement shall not be in any manner made a part of Executive's bonus objectives for any period during the Term.

     (c)(i) The Company has adopted for its employees an incentive and non-qualified stock option plan, a copy of which is attached as Exhibit 3-1. (the "Stock Option Plan"). Conditioned upon the execution of this Agreement by Executive, the Company hereby grants to Executive the right and option, as of the date of this Agreement, pursuant to the Stock Option Plan, to purchase up to Two Thousand and Five Hundred (2,500) Common Shares of the Company's Stock (the "Initial Option"); the right to purchase Ninety (90) Common Shares of the Initial Option is intended to qualify as an incentive stock option ("ISO") for purposes of Section 422 of the Internal Revenue Code of 1986, as amended, and the right to purchase the remaining Two Thousand Four-Hundred and Ten (2,410)Common Shares is issued as a Non-Qualified Stock Option ("NQSO").

The Company and Executive acknowledge that the Company may, in connection with a proposed initial public offering of shares of the Company's Common Stock (the "IPO"), declare a stock split or other recapitalization with respect to the Company's Common Stock. In the event of such a stock split or other recapitalization, the Exercise Price (as defined below) and the number of shares subject to the Initial Option shall be adjusted to reflect such stock split or recapitalization.

As an example of the application of this paragraph, if the Company does a 1 for 400 stock split in connection with the IPO, the number of shares subject to the Initial Option--2,500--will be increase to 1,000,000. All of which are included in the Initial Option (with only 36,000 shares of the 1,000,000 shares regarded as ISO Options), and the Exercise Price --$3,200-- will be reduced to $8.

The number and kind of shares subject to the Initial Option and the purchase price or exercise for such shares, shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization or other transactions with a similar substantive effect upon the Initial Option. Although no anti-dilutive rights are granted to the Executive, should any such rights subsequently be granted to any others in senior executive position, such rights will be similarly extended to Executive.

     (ii) Company represents that the Committee, as such term is defined in the Stock Option Plan, has duly authorized and issued this Initial Option as set forth in Exhibit 3.2 which is a duly certified copy of the resolution. Subject to vesting as set forth in Section 4 hereof, the Initial Options may be exercised at any time or from time to time during the 10-year period following the date the Initial Options are granted (which is the date of this Agreement). The Exercise Price of the Initial Option Shares is Three Thousand and Two Hundred Dollars ($3,200.00) per share which Company (1) represents is the equivalent to the exercise price per share of similar options granted to officers of the Company within the preceding three months from the month in which this Agreement is executed (if any were in fact granted), and (2) represents the determination by the Board as the current fair market value of the stock. The Initial Options are in addition to any other rights and options which, at the Company's sole election and in its sole discretion, may be granted to the Executive under any qualified, non-qualified, incentive, bonus and other stock or stock option plans which may be adopted by the Company.

     (iii) Further, at the time of exercise by Executive of any of the Initial Options or any other options granted to Executive by Company, (a) the Company's stock is not registered or listed or otherwise publicly traded so as to have a readily discernable "market value" and be otherwise freely transferable to third parties, and (b) the Company has agreed to repurchase or has otherwise repurchased stock for any other option holder of the Company's stock, Company agrees to buy the stock owned by Executive as a result of Executive's exercise of any Initial Option or other option at such shares' net fair market value as of the date of exercise of the applicable option as determined by the mutual agreement of the Executive and the Company. If the Company and the Executive cannot agree on the value of the shares within fifteen (15) days of such exercise date, then the fair market value of the shares shall be determined by appraisal as follows :

     Executive shall select a minimum of three acceptable appraisal companies, whose names and addresses shall be listed on Schedule
     I attached to this Agreement. If the appraisal is necessary, the President and Chief Executive Officer of the Company shall select one of them on a random draw basis and the determination of the value of the shares in question by the entity so chosen shall be conclusive and binding. If that entity is unable or unwilling to make the appraisal, then an alternative entity from among those listed on Schedule I shall be selected in the same manner to undertake the appraisal. The cost of the appraisal shall be borne by the Company. No discounts may be considered in the evaluation of the fair market value such as for issues regarding marketability or minority interest if such factors were not taken into account or would not be taken into account for any other option holder in repurchase of stock.

       (iv) Notwithstanding any acceleration in the vesting of any stock option, Executive has the right to elect not to have such vesting accelerate but rather continue to vest according to the applicable vesting schedule of the stock option grant, including the Initial Option, and the longest period available to Executive from any stock plan, stock option agreement or this Agreement within which to exercise the options, irrespective of Executive's employment status during the time of such vesting.

     (d) The Company shall (i) in addition to life insurance available to Executive by Company pursuant to Section 3 of this Agreement, reimburse Executive for the cost, in the amount up to Two Thousand, Two-hundred and Fifty Dollars ($2,250) per year, of life insurance having a death benefit payment of, in the aggregate with the aforesaid Company life insurance, not more than Two Million Dollars ($2,000.000), (ii) reimburse Executive for the cost, in the amount up to Two Thousand Dollars ($2,000) per year, of disability insurance for the Executive if not otherwise provided to Executive by Company pursuant to
Section 3 of this Agreement, (iii) provide medical, hospitalization and dental insurance for Executive, his spouse and eligible family members, subject to and in accordance with the Company's policy, the proportion of the cost thereof to be borne by the Company and the Executive in accordance with such policy, and
(iv) reimburse Execution up to $50,000 for the expenses incurred in connection with formulating the business plan for Network Services, Inc., payable by Company to Executive within five days of execution by Executive of this Agreement.

     (e) The Executive shall participate in all retirement and other benefit plans of the Company generally available from time to time to employees of the Company and for which the Executive qualifies under the terms thereof (and nothing in this Agreement shall, or shall be deemed to, in any way affect the Executive's right and benefits thereunder except as expressly provided herein).

     (f) The Executive shall be entitled to such periods of vacation and sick leave allowance each year as provided under the Company's vacation and sick leave policy and as otherwise provided for senior executive officers. For calendar year 1996. Executive is entitled to ten (10) vacation days and six (6) sick leave allowance effective with the first day of his employment hereunder, and Executive shall be provided not less than such respective days for each subsequent year for the remainder of the Term.

     (g) The Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. The Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

4.   VESTING.

     (a) Options. Subject to the provisions of Section 6 and the last sentence of this Section 4(a), the Options shall vest in one-third increments on each of the first three anniversaries of the date each such Initial Option is granted (which shall be the date of this Agreement). If Executive is an employee of the Company upon the occurrence of a "change in control" as defined in Section 4(c), all unvested Initial Options shall immediately vest.

     (b) The Executive shall not have any of the rights of the common shareholder of the Company with respect to any non-exercised Initial Options.

     (c) The term "change in control" means: (i) a successful tender offer for greater than fifty (50%) of the outstanding capital stock of the Company, (ii) a sale of all or substantially all of the assets of the Company, (iii) a merger or consolidation of the Company with any other corporation in which the stockholders of the Company immediately preceding such merger or consolidation will not hold a majority of the outstanding capital stock of the surviving corporation (whether or not the Company is the surviving corporation) immediately after such merger or consolidation.

5.   PERMANENT DISABILITY.

     (a) For purposes of this Agreement, the Executive's "Permanent Disability" shall be deemed to have occurred the day after one hundred twenty (120) days in the aggregate during any consecutive twelve (12) month period, or one day after ninety (90) consecutive days, during which one hundred twenty (120) or ninety
(90) days, as the case may be, the Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge fully his duties under this Agreement.

     (b) If either the Company or the Executive, after receipt of notice of the Executive's Permanent Disability from the other, disputes that the Executive's Permanent Disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the metropolitan Washington, D.C. area and, unless such physician shall issue his written statement to the effect that, in his opinion, based on his diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging fully his duties hereunder within thirty
(30) days after the date of such statement, such Permanent Disability shall be deemed to have occurred on the day above specified.

6.   Termination

     (a) The Executive's employment under this Agreement and the Term shall be terminated immediately on the death of the Executive. Executive's employment under this Agreement may be terminated by the Company:

          (i)    at any time after the Permanent Disability of the Executive;

          (ii) at any time for "Cause" (as defined below) by action of the Board; or

          (iii)  at any time without Cause by action of the Board.

     For purposes hereof, Cause shall mean:

          (A) Active participation by the Executive in fraudulent conduct, a felony, a malicious act or series of such acts which in the reasonable judgment of the Board, results or would likely result in material injury to the business, operations or business reputation of the Company, or an act or series of acts of dishonesty, recklessness or gross negligence in the Executive's performance of any of his duties under this Agreement; or

          (B) The Executive's breach of any material provison of this Agreement, which breach has not been cured (if it is of a nature that can be cured) to the Board's reasonable satisfaction within thirty (30) days (a diligent pursuit by Executive of the cure of the breach even though not capable of being resolved within said thirty (30) day period, as long as Executive continues to diligently pursue such resolution, would, for the purposes of this paragraph, be regarded as having met the standard and thus not be a reason to terminate for Cause) after the Company gives written notice thereof to the Executive; or

          (C) Excessive absenteeism by the Executive; provided that absenteeism (i) related to illness or otherwise covered by Section 5(a) hereof,
(ii) required to be permitted under applicable federal or state laws, or (iii) permitted under Company policy, shall not be deemed to be excessive; or

          (D) In the reasonable judgment of Donald Burns (i) acting in his capacity as President and Chief Executive Officer of the Company, and (ii) applying the same standards to Executive as Burns would utilize with respect to such a decision regarding any other senior executive officer. Executive is found to have not met the minimum performance objectives at any time after the date that is one (1) year from the date of this Agreement.

     (b) Upon the termination of Executive's employment for any reason, the Executive shall be deemed to have resigned from all offices and directorships held by the Executive in the Company.

          Further, with respect to any termination of Executive's employment and where the termination provisions allow for ninety days within which to exercise options, such ninety day period shall be the latter of the period set forth in such subparagraph herein or after the time wherein Executive is no longer prohibited from selling shares of the Company stock due to his position as a senior executive officer, affiliate, an insider, through a prohibition in an agreement or any similar such situation.

     (c) Termination by Death. If the Executive's employment is terminated by death, the Executive's estate shall be entitled to receive (i) life insurance benefits pursuant to any life insurance under the Company's plan as well as life insurance purchased by Executive, the cost of which is reimbursed by the Company, (ii) a pro rata portion of the bonus applicable to the calendar year in which such termination occurs, payable when and as such bonus is determined under Section 3(b), and (iii) salary and other benefits, payable within ninety
(90) days after the date of death, accrued by him hereunder up to and including the date of Executive's death. In addition, any options (including the Initial Option) granted to the Executive prior to the date of Executive's death shall vest immediately if not otherwise vested and be exercisable by Executive's estate for twelve (12) months following the month of death.

     (d) Termination for Cause. If the Executive's employment is terminated by the Company for Cause, the Company shall not have any other or further obligations to the Executive under this Agreement (except (i) as may be provided in accordance with the terms of retirement and other benefit plans pursuant to
Section 3, (ii) as to that portion of any unpaid salary and other benefits accrued and earned under this Agreement through the date of such termination, and (iii) as to benefits, if any, provided by any insurance policies in accordance with their terms). Any rights to Initial Options under Section 3(c) that, pursuant to Section 4, shall not have vested within thirty (30) days following such termination shall terminate (for termination for Cause due to Section 6 (a)(D) the first increment of the Initial Option, if not then vested, shall vest automatically upon the date of termination; and severance equal to what would have been his salary under Section 3(a), for twelve (12) months, payable at such times as would have been paid if employment had continued). Executive shall have the later of ninety days following the date of termination or the date of vesting within which to exercise any options then having been previously granted to Executive, including the Initial Option.

     (e) Termination without Cause. If the Executive's employment is terminated by the Company without Cause, the Executive shall be entitled to receive (i) severance compensation equal to what would have been his salary under Section 3(a), payable at such times as his salary would have been paid if his employment had not been terminated, for the longer of twelve (12) months or the remainder of what would have been the Term as well as a pro rata portion of the bonus applicable to the calendar year in which such termination occurs, payable when and as such bonus is determined under Section 3(b), (ii) salary and other benefits, payable within ninety (90) days after the date of such termination, accrued by him hereunder up to and including the date of such termination, and
(iii) the benefits set forth in Section 3.(d) and (c) for the longer of twelve
(12) months or the remainder of what would have been the Term (and subsequent to which Executive will be entitled to any COBRA benefits). In addition, if the Executive is terminated without Cause, the Initial Options and any other options granted to the Executive prior to the date of such termination shall vest immediately and Executive shall have ninety days following the date of termination within which to exercise any options.

     (f) Termination for Permanent Disability. If the Executive's employment is terminated by the Company for Permanent Disability, the Executive shall be entitled to receive (i) severance compensation equal to what would have been his salary under Section 3(a) for twelve (12) months after the date of such termination, payable at such times as his salary would have been paid if his employment had not been terminated, less any disability insurance benefits pursuant to any disability insurance provided by the Company or purchased by Executive, the cost of which is reimbursed by the Company, which are payable in respect of the period after such termination, as well as a pro rata portion of the bonus applicable to the calender year in which such termination occurs, payable when and as such bonus is determined under Section 3(b), and (ii) salary and other benefits, payable within ninety (90) days after termination for Permanent Disability, accrued by him hereunder up to and including the date of termination for Permanent Disability. Notwithstanding such termination, the Initial Options granted to the Executive prior to the date of such termination shall vest in accordance with the schedule contained in Section 4, irrespective of Executive's employment relationship with the Company. Executive shall have the later of ninety days following the date of termination or the date of vesting within which to exercise any such options as well as any other options which were vested at the time of such termination.

     (g) In the event Executive terminates the Agreement without cause prior to the term, Executive shall be entitled to exercise those options, including the Initial Options, which have vested prior to the date of termination within ninety days after the date of termination and Executive shall be further entitled to any other benefits as would be granted to any other employee at the time of a voluntary termination.

     (h) In the event Executive terminates the Agreement due to breach of the Company of the Agreement. Executive shall be entitled to receive exactly those benefits which he would otherwise have entitled to receive had he been terminated without Cause by the Company.

7. Additional Options. The Company shall provide for additional options (the "Additional Options") to purchase up to an additional 1,000,000 shares (the "Additional Option Shares") to be granted by the Executive to employees of the Commercial Sales Division (other than Executive) in accordance with the matrix attached hereto as Exhibit B. The purchase price of the Additional Option Shares shall be the price of the Company's Common Stock in the IPO (a registration statement on Form S-1 filed by the Company with and declared effective by the Securities and Exchange Commission) or the market value at the time of issuance, if issued after the IPO. Subject to the provisions of the Stock Option Plan, the Additional Options shall vest in one-third increments on each of the first three anniversaries of the date each such Additional Option is granted and may be exercised at any time or from time to time during the 10-year period following the date the Additional Options are granted.

8.   Covenants and Confidential Information.

     (a) The Executive acknowledges the Company's reliance on and expectation of the Executive's continued commitment to performance of his duties and responsibilities during the Term. In light of such reliance and expectation on the part of the Company, during the periods hereafter specified in Section 8(b), the Executive shall not, directly or indirectly, do or suffer either of the following:

          (i) During the Term own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity directly or indirectly engaged in the business of, or otherwise directly or indirectly engaged in the business of, marketing or providing telecommunication services within the United States; provided, however, (1) that the beneficial and/or record ownership of not more than five percent (5%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant, and (2) equity ownership of privately held companies that do not compete with the Company shall not be deemed a violation of this covenant; or

          (ii) Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, other than in accordance with the Executive's duties hereunder, any confidential or proprietary information relating to the Company's business, prospects, finances, operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by the Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential and/or proprietary information and the Company's exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information:

          (A)    is clearly obtainable in the public domain;

          (B) becomes obtainable in the public domain, except by reason of the breach by the Executive of the terms hereof; or

          (C) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

     (b) The applicable periods shall be: as to clause (i) of Section 8(a) so long as the Executive is an employee of the Company; as to clause (ii) of
Section 8(a), at any time after the Executive is no longer an employee of the Company; and again, as to clause (i) of Section 8(a), for a period of one year after termination of employment by Company for Cause or for Permanent Disability.

     (c) The Executive agrees and understands that the remedy at law for any breach by him of this Section 8 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 8 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this Section 8 which may be pursued or availed of by the Company.

     (d) THE EXECUTIVE HAS CAREFULLY CONSIDERED THE NATURE AND EXTENT OF THE RESTRICTIONS UPON HIM AND THE RIGHTS AND REMEDIES

CONFERRED UPON THE COMPANY UNDER THIS SECTION 8, INCLUDING WITHOUT LIMITATION, THE REMEDIES SET FORTH IN SECTION 8(C), AND HEREBY ACKNOWLEDGES AND AGREES
THAT THE SAME ARE REASONABLE IN TIME AND TERRITORY, ARE DESIGNED TO ELIMINATE COMPETITION WHICH OTHERWISE WOULD BE UNFAIR TO THE COMPANY, DO NOT STIFLE THE INHERENT SKILL AND EXPERIENCE OF THE EXECUTIVE, WOULD NOT OPERATE AS A BAR TO THE EXECUTIVE'S SOLE MEANS OF SUPPORT, ARE FULLY REQUIRED TO PROTECT THE LEGITIMATE INTEREST OF THE COMPANY AND DO NOT CONFER A BENEFIT UPON THE COMPANY DISPROPORTIONATE TO THE DETRIMENT TO THE EXECUTIVE.

     (e)  The Executive acknowledges that the Executive's obligations under this
Section 8 shall survive regardless of whether the Executive's employment by the Company is terminated, voluntarily or involuntarily by the Company or the Executive, with Cause or without Cause.

9.   Miscellaneous.
     (a) The Executive represents and warrants that he is not a party to any agreement contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

     (b) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

     (c) The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns.

     (d) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the metropolitan Washington, D.C. area, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 9(d) shall be construed so as to deny the parties hereto the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the other party of any of their respective covenants contained in this Agreement. Any decision or award as a result of any such arbitration proceeding shall include the assessment of cost, expenses and reasonable attorneys' fees in favor of the prevailing party.

     (e) All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the United States mail, postage prepaid, return receipt requested, sent by facsimile, or sent by Express Mail, Federal Express or other nationally recognized express delivery service, as follows:

If to the Company or the Board:
     Telco Communications Group, Incorporated
     4219 Lafayette Centre Drive
     Chantilly, VA 22021-1209
     Attention: President and Chief Executive Officer
     Fax Number: (703) 803-3430

With a copy to:     Swidler & Berlin, Chartered
                    3000 K Street, N.W., Suite 300
                    Washington, D.C. 20007
                    Attn: John J. Klusaritz, esq.
                    Fax Number: (202) 424-7643

If to the Executive:
     Stephen G. Canton
     5017 Upton Street
     Washington, D.C. 20016

With a copy to:     Raymond & Prokop, P.C.
                    2000 Town Center, Suite 2400
                    Southfield, Michigan 48075
                    Attention: R. Peter Prokop, esq.
                    Fax Number: (810) 357-2720

Notice given by hand, certified to registered mail, or by Express Mail, Federal Express or other such express delivery service, shall be effective upon actual receipt. Notice given by facsimile transmission shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery.

Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

     (f) The failure of either party to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

     (g) This Agreement supersedes all prior agreement and understandings between the parties and may not be modified or terminated orally. No modification or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

     (h) This Agreement shall be governed by, and construed in accordance with the provisions of, the law of the State of Virginia, without reference to provisions that refer a matter to the law of any other jurisdiction. Each party hereto hereby irrevocably submits itself to the non-exclusive personal jurisdiction of the federal and state courts sitting in Virginia; accordingly, subject to the provisions for arbitration provided in Section 9(d), any justiciable matters involving the Company and the Executive with respect to this Agreement may be adjudicated only in a federal or state court sitting in Virginia.

     (i) All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding or such amounts relating to taxes and other government assessments as the Company may reasonably determine it should withhold pursant in any applicable law, rule or regulation.

     (j) Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

     (k) Where necessary or appropriate to the meaning hereof, the singular and plural shall he deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

                                           TELCO COMMUNICATIONS GROUP,
                                           INCORPORATED, a Virginia corporation


                                           By:    /s/ Henry G. Luken
                                                 ----------------------------
                                           NAME:      Henry Luken
                                           TITLE: Chairman



Witness                                    \s\ Stephen G. Canton
                                           ----------------------------------
/s/ Bryan Rachlin                          Stephen G. Canton, "Executive"

            MINUTES OF THE TELCO COMMUNICATIONS GROUP, INCORPORATED
                          BOARD OF DIRECTORS' MEETING

                                 APRIL 1, 1996

TIME AND PLACE OF MEETING:

     The Board of Directors' Meeting of Telco Communications Group, Inc., was held at 2:00pm EST, April, 1996 at 4219 Lafayette Center Drive, Chantilly, Virginia.

NEW BUSINESS:
     1. The Board of Directors approved the proposed Employment Contracts and Stock Option Agreements for both Nicholas Merrick and Stephen G. Canton and directed the officers, or any one of them, to enter into said Agreements on behalf of the Company on substantially the same terms.

     2. The Board of Directors agreed to amend and modify its existing and previously approved Stock Option Plan.

     3. The Board of Directors discussed directing the Stock Option Committee to approve and issue 2,500 option shares to the Sales Division for now sales personnel.

     4. The Board of Directors agreed to hire Nicholas Merrick as Vice President and Chief Financial Officer and Stephen G. Canton as President of the Commercial Sales Division. The Board of Directors also approved the granting of Stock Options for both officers as specified in their Agreements:

               Stephen G. Canton 2,500 shares
               Nicholas Merrick  1,000 shares

ADJOURNMENT:

     There being no further business, the meeting adjourned at 4:00pm EST.

Witness:                                 Telco Communications Corp., Inc.

 /s/ Bryan Rachlin                       By:   /s/ Henry G. Luken
- -----------------------                       -----------------------
                                               Henry Luken Chairman

Approved by Committee, Stock Option Plan

Member Signatures this 1st day of April, 1996:

/s/ Henry G. Luken
- -------------------------------------------------------

                   TELCO COMMUNICATIONS GROUP, INCORPORATED
                   ----------------------------------------

                                  STOCK PLAN
                                  ----------


                                   ARTICLE I
                                   ---------

                               NAME AND PURPOSE


1.1       NAME.  The name of the plan shall be the Telco Communications Group,
          ----
          Incorporated Stock Plan ("Plan").

1.2       PURPOSE.  The purpose of the Plan is to enable Employees to share in
          -------
          the growth and prosperity of the Company by encouraging stock ownership by Employees and to assist the Company to obtain and retain skilled personnel. Incentive Stock Options, Nonqualified Stock Options and other types of stock awards and cash may be granted under this plan, with respect to a maximum of 10,000 thousand shares of Company
                                             ------
          Stock.

                                  ARTICLE II
                                  ----------

                                  DEFINITION

2.1       "Board" means the Board of Directors of the Company.

2.2       "Code" means the Internal Revenue Code of 1986, as amended.

2.3       "Committee" shall mean the Compensation Committee of the Board.

2.4 "Company" means Telco Communications Group, Incorporated, a Virginia corporation.

2.5       "Company Stock" means shares of common stock issued by the Company.

2.6       "Director" means any person who is a member of the Board.

2.7 "Employee" means any person employed on a full-time basis by the Employer or a Subsidiary.

2.8       "Employer" means the Company.

2.9 "Incentive Stock Option" means any option granted to a Participant under the Plan, which the Committee intends at the time it is granted to be an incentive stock option within the meaning of Section 422 of the Code.

2.10 "Nonqualified Stock Option" means any stock option granted under the Plan which is not an Incentive Stock Option.

2.11      "Optionee" is any Employee who is granted options under the Plan.

2.12 "Participant" shall mean any Employee who meets the requirements for participation in the Plan as described in Article III.

2.13 "Subsidiary" means a corporation which is a "subsidiary corporation" of the Company as defined in Section 425 of the Code.


                                  ARTICLE III
                                  -----------

                         ELIGIBILITY AND PARTICIPATION

3.1  ELIGIBILITY. Every Employee during the term of this Plan shall be eligible
     -----------
to become a Participant in the Plan. The Committee, in its discretion, may require a waiting period and/or waive any such waiting period requirement on a case-by-case basis.

3.2  PARTICIPATION. The Employees who shall participate in the Plan and thereby
     -------------
be eligible to receive awards shall be such Employees as the Committee shall select from time to time. The Committee shall determine the number of and the combination of stock options, Restricted Shares and other stock awards granted to Employees.

                                  ARTICLE IV
                                  ----------

                               TYPE OF BENEFITS

     Benefits under the Plan ("Benefits") may be granted in any one or any combination of: (a) Incentive Stock Options; (b) Nonqualified Stock Options, (c) restricted stock awards; (d) bargain purchases of Company Stock; and (e) any other form of stock benefit.

     Without limiting the Committee's authority, the Committee may: (a) make the grant of Benefits conditional upon an electior by a Participant to defer payment of a portion of his salary; (b) give a Participant a choice between two Benefits or combination of Benefits; (c) award Benefits in the alternative so that acceptance or exercise of one Benefit cancels the right of a Participant to another; (d) award Benefits in any combination or combinations and the Plan that the Committee in its sole discretion may determine; (e) provide any vesting schedule (including immediate vesting); and
(f) restrict the ability of a Participant to transfer the Award and/or require the Award to be transferred back to the Company at the time of employment termination, as the Committee deems appropriate. Further, any Participant ultimately acquiring Company stock shall be required to executive any shareholder agreements required by the Committee.

                                   ARTICLE V
                                   ---------

                            SHARES SUBJECT TO PLAN

     The total number of shares for which options and other Company Stock awards may be granted under this Plan shall not exceed in the aggregate 10,000 shares
                                                                 ------
of Company Stock. This number shall be appropriately adjusted if the number of issued shares of Company Stock shall be increased or reduced by change in par value, combination, split-up, reclassification, distribution of a dividend payable in stock, or the like. The shares issued under the Plan may be authorized and unissued shares or treasury shares.

     In the event that any outstanding option or other benefit issued pursuant to the Plan shall expire or terminate, the shares allocable to the unexercised or forfeited portion of such Benefit may again be subject to an award under the Plan.

                                  ARTICLE VI
                                  ----------

                                    OPTIONS

     The Committee may from time to time at its discretion, subject to the provisions of the Plan, determine when options shall be granted and at the time of each grant determine those eligible employees to whom options shall be granted, the number of shares subject to such options, the date or dates on which the options become exercisable, either wholly or in part, and the expiration date of the options. Each such option shall be evidenced by a written agreement containing terms and conditions established by the Committee consistent with the provisions of the Plan. Option agreements need not be identical.

     The terms of Incentive Stock Options granted shall include the following:

     (a) The option price shall be fixed by the Committee in good faith, but in no event be less than 100% of the fair market value of the shares subject to the option on the date the option is granted.

     (b) The Committee shall fix the term or duration of all Incentive Stock Options issued under this Plan, provided that such term shall not
                                          --------
          exceed 10 years after the date on which the option was granted. The Committee shall also set the date or dates on or after which each option may be exercised.

     (c) The aggregate fair market value, determined as of the time the Incentive Stock Option is granted, of the stock which may become exercisable for the first time by any Employee during any calendar year shall not exceed $100,000.


     (d) Each Incentive Stock Option agreement (and amendments) shall contain such terms and provisions, consistent with the requirements of this Plan, as the Committee in its discretion shall determine, including without limitation such terms and provisions as shall be requisite to cause the options to qualify as Incentive Stock Options.


     Notwithstanding any other provisions of the Plan, no Incentive Stock Option shall be granted to an Employee who, at the time the option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company. This stock ownership limitation will not apply if the option price is at least 110% of the fair market value (at the time the option is granted) of the stock subject to the option, and the option by its terms is not exercisable more than five years from the date it is granted.

     Options shall not be transferable otherwise than by will or the laws or descent and distribution, and during the Participant's lifetime, such a Benefit shall be exercisable only by the Participant.

     The Committee may, in its sole discretion, at any time during the term of the Plan, grant new options to an Optionee under the Plan who is also a holder of one or more unexercised outstanding options previously granted under the Plan or any other stock option plan of the Company on the condition that such Optionee shall surrender for cancellation one or more outstanding options which represent the right to purchase (after giving effect to any previous partial exercise thereof) a number of shares, in relation to the number of shares to be covered by the new conditional grant hereunder, determined by the Committee. If the Committee shall have so determined to grant such new options on such a conditional basis ("New Conditional Options"), no such New Conditional Options shall become exercisable in the absence of such Optionee's consent to the condition and surrender and cancellation as appropriate. New Conditional Options shall be treated in all respects under the Plan as newly granted options.

Options may be granted under the Plan from time to time in substitution for similar rights held by employees of other corporations who are about to become employees of the Company or a Subsidiary as a result of a merger or consolidation of the employing corporation with the Company or a Subsidiary, or the acquisition by the Company or a Subsidiary of stock of the employing corporation as the result of which it becomes a Subsidiary.

                                  ARTICLE VII
                                  -----------

                               RESTRICTED SHARES

     The Committee from time to time may award restricted shares ("Restricted Shares") to any Participant in the Plan. Each Participant who is awarded Restricted Shares shall enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the award and such other matters consistent with the Plan as the Committee in its sole discretion shall determine.

     Restricted Shares awarded to Participate may not be sold, transferred, pledged or otherwise encumbered during the restricted period commencing on the date of the award and ending at such later date as the Committee may designate at the time of the award. The Participant shall have the entire beneficial ownership and all rights and privileges of a shareholder with respect to Restricted Shares awarded to him, including the right to receive dividends and the right to vote such Restricted Shares.

     The Committee may provide any other terms or conditions with regard to Restricted Shares that it deems appropriate. Restricted Shares and agreements related thereto need not be identical.

                                 ARTICLE VIII
                                 ------------

                                 OTHER AWARDS

     The Committee may grant any other cash, stock or stock-related awards to a Participant under this Plan that the Committee deems appropriate, including, but not limited to, the bargain purchase of Company Stock. Any such benefits and any related agreements shall contain such terms and conditions as the Committee deems appropriate. Such awards and agreements need not be identical. With respect to any Benefit under which shares of Company Stock are or may in the future be issued (other than shares issued from the Company's treasury) for consideration other than prior services, the amount of such consideration shall be equal to the amount (such as the par value of such shares) required to be received by the Company in order to comply with applicable state law.

                                  ARTICLE IX
                                  ----------

                                ADMINISTRATION

     The Plan shall be administered by the Committee. A majority vote of the Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee for the purposes of the Plan.

     The Committee shall have plenary authority in its discretion, but subject to the express provisions of the Plan, to determine the terms of all Benefits granted under the Plan including, without limitation, the purchase price, if any, the Employees to whom, and the time or times at which, Benefits shall be granted, when an option can be exercised, or Restricted Shares, and other Benefits become forfeitable, and whether in whole or in installments, and the number of shares covered by a Benefit, and to interpret the Plan and to make all other determinations deemed advisable for the administration of the Plan. The Committee may designate Employees of the Company to assist the Committee in the administration of the Plan. The Committee may designate Employees of the Company to assist the Committee in the administration of the Plan and may grant authority to such persons to execute option agreements or other documents on behalf of the Committee.

     Payments in full for the number of shares purchased under any Benefit, including an option, shall be made to the Company at the time of such exercise. An Optionee to whom an option is granted shall not be deemed the holder of any shares subject to the option until the shares are fully paid and issued to him upon exercise of such option. The Committee, in its discretion, may provide that any Benefit by its terms may permit a Participant elect, subject to Committee approval, any of the following alternative settlement methods: (a) cash equal to the excess of the value of one share over the option or purchase price times the number of shares as to which the award is exercised; (b) the number of full shares having an aggregate value not greater than the cash amount calculated under alternative (a); or (c) any combination of cash and stock having an aggregate value not greater than the cash amount calculated under alternative
(a). For purposes of determining an alternative settlement, the value per share shall be determined under the same method as used to determine the option price in the case of stock options.

     The exercise price for shares purchased shall be paid in full at the time of exercise and no shares shall be issued until full payment therefor is made. Such payment may be made either

(1) in cash, or (2) by delivering shares of Qualifying Stock or in combination of cash and Qualifying Stock. Qualifying Stock shall be valued at its Fair Market Value determined as of the date of exercise of the option.

     The Committee may make such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan. In the event of a disagreement as to the interpretation of the Plan or any amendment hereto or any rule, regulation or procedure thereunder or as to any right or obligation arising from or related to the Plan, the decision of the Committee shall be final and binding. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Benefit granted under it.

                                   ARTICLE X
                                   ---------

                       ADJUSTMENT UPON CHANGES OF STOCK

     If any change is made to the shares of Company Stock by reason of any merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure, or otherwise, appropriate adjustments shall be made by the Committee to the kind and maximum number of shares subject to the Plan and the kind and number of shares and price per share of stock subject to each outstanding Benefit. No fractional shares of stock shall be issued under the Plan on account of any such adjustment, and rights to shares always shall be limited after such an adjustment to the lower full share.

                                  ARTICLE XI
                                  ----------

                                 MISCELLANEOUS

11.1      CONTINUATION OF EMPLOYMENT.  Neither this Plan nor any Benefit granted
          --------------------------
          hereunder shall confer upon any Employee any right to continue in the employment of the Company or limit in any respect the right of the Company to terminate an Employee's at any time.

 11.2     WITHHOLDING.  With respect to any payments made to Participants under
          -----------
          the Plan, the Company shall have the right to withhold any taxes required by law to be withheld because of such payments. With respect to such withholding.

          (a) Each Participant shall take whatever action that the Committee deems appropriate to comply with the law regarding withholding of Federal, state and locak taxes.

          (b) When a Participant is obligated to pay to the Company an amount required to be withheld under applicable income tax laws in connection with a Benefit, the Committee may, in its discretion and subject to such rules as it may adopt, permit the Participant to satisfy this obligation, in whole or in part, either (i) by having the Company withhold from the shares to be issued upon the exercise of an option or upon the receipt of a Benefit, shares having a Fair Market Value that would satisfy the withholding amount due or (ii) by delivering to the Company already-owned shares to satisfy the withholding amount.


11.4      EFFECTIVE DATE.  This Plan is effective as of July 1, 1994. Benefits
          --------------
          hereunder may be granted at any time subject to the limitations contained within the Plan.

11.5      LIABILITY.  No member of the Board of Directors, the Committee or
          ----------
          officers or employees of the Company or its Subsidiaries shall be personally liable for any action, omission or determination made in good faith in connection with the Plan.

                                  ARTICLE XII
                                  -----------

                           AMENDMENT AND TERMINATION

12.1      AMENDMENT.  The Board may amend the Plan from time to time as it
          ---------
          deems desirable and shall make any amendments which may be required so that options intended to be Incentive Stock Options shall at all times continue to be Incentive Stock Options for the purposes of the Code, provided, however, the Plan may not be amended to change the number of
          --------  -------
          shares subject to the Plan or decrease the price at which Incentive Stock Options may be granted.

12.2      TERMINATION OF PLAN.  The Board may in its discretion terminate the
          -------------------
          Plan at any time, but no such termination shall deprive Participants of their rights under outstanding Benefits. Notwithstanding the preceding sentence, no Incentive Stock Options may be granted pursuant to the Plan later than 10 years after the date the Plan is adopted or the date the Plan is approved by the shareholders of the Company, whichever is earlier.


                                   TELCO COMMUNICATIONS GROUP, INCORPORATED


                                   By:  /s/ Donald A. Burns
                                      ----------------------------------
                                       Donald A. Burns
                                       Title:   PRESIDENT
                                              -------------